Exhibit 5


                      [Letterhead of Dinsmore & Shohl LLP]




                               October 11, 2001

CBRL Group, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37087

Ladies and Gentlemen:

     This opinion is rendered for use in connection with the Registration Statement on Form S-8 (the "Registration Statement"), relating to the CBRL Group, Inc. 2000 Non-Executive Stock Option Plan (the "Plan"), to be filed by CBRL Group, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on or about October 11, 2001, under which an additional 2,500,000 shares of the Company's Common Stock $.01 par value ("Common Stock") are to be registered. The Company previously filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-63442) relating to the Plan under which 2,250,000 shares of Common Stock were registered.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.

     As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Charter and Bylaws and the record of proceedings of the shareholders and directors of the Company.

     Based upon the foregoing, we are of the opinion that the additional 2,500,000 shares of the Company's Common Stock that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

                               Very truly yours,

                               DINSMORE & SHOHL LLP

                               /s/ Dinsmore & Shohl LLP